EXHIBIT 3.1P

                          ARTICLES OF INCORPORATION
                                      OF
                     DATA ARCHIVE SERVICES OF MIAMI, INC.

      THE UNDERSIGNED subscriber to these Articles of Incorporation, being the natural person competent to contract, hereby associate him to form a corporation under the laws of the State of Florida.

                                   ARTICLE I
                                     NAME

      The name of this corporation shall be DATA ARCHIVE SERVICES OF MIAMI, INC.

                                  ARTICLE II
                              NATURE OF BUSINESS

      This corporation may engage in any activity or business permitted under the laws of the State of Florida. In addition, this corporation may engage in any or all of the following business activities:

      1. To sell, convey, mortgage, pledge, create a security interest in, lease, exchange, transfer and otherwise dispose of all or any part of its property, real or personal, and it assets.

      2. In furtherance and not in limitation of the general powers conferred by the laws of the State of Florida and of the objects and purposes hereinbefore stated, it is expressly provided that the Corporation shall also have the following powers, namely:

            a. To hold, own, mortgage, pledge, bargain, transfer or assign or in any manner dispose of, or to deal in trade goods, wares, merchandise and property of any class or description in any part of the world, including real and personal property.

            b. To apply for, hold, purchase, acquire or otherwise deal in letters patent, copyrights, trademarks, trade names, secret processes, formulas or inventions, and to work, operate, develop the same, or to carry on any business, manufacturing or otherwise which may directly or indirectly affect those objects or any of them.


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            c. To purchase, hold, sell, assign, transfer, pledge, mortgage or otherwise acquire or dispose of the shares of capital stock or any bonds, securities or other evidence of indebtedness created by any person or corporation of this State or any other State, country, nation or government, and while owner of said stock may exercise all of the rights, privileges of ownership, including the right to vote thereon as natural persons might or could do.
            d.    To loan money on real estate and personal property.

            e. To enter into, make or perform contracts of any kind, with any persons, associations, corporation, municipalities, body politic, country, territory, state, government or colony or any dependency thereof.

            f. Without limitation as to amount, to draw, make, accept, endorse, discount, execute and issue promissory notes, drafts, bills, bills of exchange, warrants, bonds, debentures, and all other negotiable or transferable instruments and evidences of indebtedness, whether secured by mortgage, bond or otherwise, as well as to secure the same by mortgage, bond or otherwise.

            g. To buy and sell real estate, buy and sell equities of whatever nature, to conduct a general brokerage business on all forms or kinds of properties and securities and to act as agents in the buying and selling of mortgages, equities, securities and other forms of negotiable instruments and evidence of indebtedness, whenever secured by mortgage, bond or otherwise.

            h. To purchase, own, sell, rent, lease, mortgage and to act as agents in buying, selling, owning, renting, leasing and mortgaging properties, whether real and/or personal; to dispose of real estate or personal properties, equities and securities, of whatever nature for cash, credit or otherwise.

            i. To loan money either for itself or to act as agents in loaning and trying to borrow money and to secure the same in whatever manner in which the Corporation might do and is permissible under the laws of the State of Florida.

            j. To do any or all of the things herein set forth to the same extent as natural persons might or could do, and in any part of the world, as principals, agents, contractors, subcontractors or otherwise, either along or with any other person, firm,

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corporation or association; in general to carry on any other business not specifically forbidden by the laws of the State of Florida.

                                  ARTICLE III
                                 CAPITAL STOCK

      The aggregate number of shares of capital stock which the corporation has authority to issue is 1,000,000 shares, all of which shall be common stock with a par value of 1 (One) cent per share.

      Shares of capital stock in this corporation shall be issued initially to the following persons in the amounts set opposite their names:

                  P. Douglas McCraw             500,000 shares
                  William T. Saul               500,000 shares

                                  ARTICLE IV
                                INITIAL CAPITAL

      The amount of capital with which this corporation will begin business is not less than $500.00.
                                  ARTICLE V

      The post office address of the principal office of this corporation shall be: 888 South Andrews Avenue, Suite 301, Fort Lauderdale, Florida, or at such other place as may hereafter be designated by the Board of Directors. The post office address of the registered agent shall be 888 South Andrews Avenue, Suite 301, Fort Lauderdale, Florida 33316, or at such other place as may hereafter be designated by the Board of Directors. The registered agent of this corporation shall be John W. Carry, Esquire, whose business address is and will be identical with the registered office of the corporation.

                                  ARTICLE VI

      This corporation shall have not less than one (1) director initially. The number of directors may increase or decrease from time to time by Bylaws adopted by the shareholders but shall never be less than one.



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                                 ARTICLE VII

      The names and post office addresses of the subscribers to these Articles of Incorporation are as follows:

      NAME                          ADDRESS

P. Douglas McCraw                               5300 Powerline Road
                                          Fort Lauderdale, Florida 33309

William T. Saul                                 5300 Powerline Road
                                          Fort Lauderdale, Florida 33309

                                 ARTICLE VIII

      The names and post office address of the initial members of the first Board of Directors are:

      NAME                          ADDRESS
P. Douglas McCraw                               5300 Powerline Road
                                          Fort Lauderdale, Florida 33309

William T. Saul                                 5300 Powerline Road
                                          Fort Lauderdale, Florida 33309

                                  ARTICLE IX
                              CONTRACTUAL POWERS

      In the absence of fraud, no contract or other transaction between this corporation and any other person, firm, association, corporation or partnership, shall be affected or invalidated by the fact than any director or officer of this corporation is pecuniarily or otherwise interested in or is a director or officer of any such firm, association, corporation or partnership, or is a party or pecuniarily or otherwise interested in such contract or other transaction, or is in any way connected with any person, firm, association, corporation or partnership pecuniarily or otherwise interested therein. Any director may vote and may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation for the purposes of authorizing such contract or transaction with like force and effect as if he were not so interested or were not a director, member or officer of such firm, association, corporation or partnership.

                                  ARTICLE X
                              PRE-EMPTIVE RIGHTS


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      Each shareholder of the corporation shall be entitled to full pre-emptive rights to acquire his proportional part of any unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire such shares, which may be issued at any time by the corporation.

                                  ARTICLE XI
                                SPECIAL PROVISO

      Any action taken by the directors of this corporation, which is in their power, taken at a meeting of such directors, shall be valid for all intents and purposes whether or not a lawful notice of said meeting shall have been given to all directors as required by law or the Bylaws of this corporation, if at any time prior to, during or subsequent to such meeting, all directors shall execute a waiver of notice and call of such meeting in writing and providing a majority of the directors shall have approved the action taken at such meeting.

      Any action by the shareholders of this corporation which is within their power, taken at a meeting of such shareholders, shall be valid for all intents and purposes whether or not a lawful notice shall have been given to all shareholders as required by law or the Bylaws of this corporation, if at any time prior to, during or subsequent to such meeting, all shareholders shall execute a waiver of notice and call of such meeting in writing and providing a majority of the shareholders shall have approved or approve the action taken at such meeting.

      Nothing in this Article shall be construed to allow any act by the Board of Directors to be approved by less than a majority of the directors, or whenever a greater vote is required by law or by the Bylaws, by that vote.

      Nothing in this Article shall be construed to allow any act of the shareholders to be approved by less than a majority of the shareholders, or whenever a greater vote is required by law or by the Bylaws, by that vote.

                                 ARTICLE XII
                                FURTHER POWERS

      This corporation shall have the further right and power to, from time to time, determine whether and to what extent and at what times and places, and under what conditions and regulations, the accounts and books of this corporation (other than the stock book) or any of them, shall be open to inspection of shareholders, and no shareholder shall


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have any right to inspect any account, book or document of this corporation, except as conferred by statute, unless authorized by resolution of the shareholders or by the Board of Directors.

      The corporation may, in its Bylaws, confer powers upon its Board of Directors or officers, in addition to the foregoing and in addition to the powers authorized and expressly conferred by statute.

      Both shareholders and directors shall have the power, if the Bylaws so provide, to hold their respective meetings and to have one or more offices within or without the State of Florida, and to keep the books of the corporation (subject to the provisions of statute) outside the State of Florida, at such places as may from time to time be designated by the Board of Directors.

      The corporation reserves the rights to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                 ARTICLE XIII
                               TERM OF EXISTENCE

      This corporation shall have perpetual existence.

      IN WITNESS WHEREOF, I have hereunto set my hand and seal at __________, Florida, on this _____ day of _________, 1990.

                                             /s/   John W. Carry
                                                   John W. Carry


STATE OF FLORIDA        )
COUNTY OF _______       )

      BEFORE ME, the undersigned authority, this day personally appeared John W. Carry, to me well known to be the identical person described in and who executed the attached Articles of Incorporation of Data Archive Services of Miami, Inc., and he acknowledged before me that he signed and executed the same for the purposes therein set forth.

      IN WITNESS WHEREOF, I have hereunto set my hand and official seal at ______________, Florida, on this ____ day of ___________, 1996.

                                          _______________________________


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                                          Notary Public
                                          State of Florida at Large

My Commission Expires:


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                               REGISTERED AGENT

      HAVING BEEN NAMED to serve as Registered Agent for Data Archive Services of Miami, Inc., at 20 N.E. 11th Street, Miami, Florida, I hereby agree to act in this capacity and agree to comply with the provisions of Florida Statute relative to keeping said office open.
                                              /s/  John W Carry
                                                   John W. Carry